Exhibit 99(a)
to
Form 10-Q
of
Protective Life Insurance Company
for the three months
ended March 31, 2003

Safe Harbor for Forward-Looking Statements

        The Private Securities Litigation Reform Act of 1995 (the “Act”) encourages companies to make “forward-looking statements” by creating a safe harbor to protect the companies from securities law liability in connection with forward-looking statements. All statements based on future expectations rather than on historical facts and forward-looking statements. Forward-looking statements can be identified by use of words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” and similar expressions. Protective Life Insurance Company (Protective Life) intends to qualify both its written and oral forward-looking statements for protection under the Act.

        To qualify oral forward-looking statements for protection under the Act, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. Protective Life provides the following information to qualify forward-looking statements for the safe harbor protection of the Act.

        The operating results of companies in the insurance industry have historically been subject to significant fluctuations. The factors which could affect Protective Life’s future results include, but are not limited to, general economic conditions and the known trends and uncertainties which are discussed more fully below. Please also refer to “Other Developments” herein.

Protective Life is exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect Protective Life’s operations.

        While Protective Life has obtained insurance, implemented risk management and contingency plans, and taken preventive measures and other precautions, no predictions of specific scenarios can be made nor can assurance be given that there are not scenarios that could have an adverse effect on Protective Life. A natural disaster or an outbreak of an easily communicable disease could adversely affect the mortality or morbidity experience of Protective Life or its reinsurers.

Protective Life operates in a mature, highly competitive industry, which could limit its ability to gain or maintain its position in the industry.

        Life and health insurance is a mature industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry. Protective Life encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective Life, as well as competition from other providers of financial services. Competition could result in, among other things, lower sales or higher lapses of existing products.

        The insurance industry is consolidating, with larger, potentially more efficient organizations emerging from consolidation. Participants in certain of Protective Life’s independent distribution channels are also consolidating into larger organizations. Some mutual insurance companies are converting to stock ownership, which will give them greater access to capital markets. Additionally, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of Protective Life’s products by substantially increasing the number and financial strength of potential competitors.

        Protective Life’s ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong ratings from rating agencies.

A ratings downgrade could adversely affect Protective Life’s ability to compete.

        Rating organizations periodically review the financial performance and condition of insurers, including Protective Life and its insurance subsidiaries. A downgrade in the ratings of Protective Life and its insurance subsidiaries could adversely affect Protective Life’s ability to sell its products, retain existing business, and compete for attractive acquisition opportunities.

        Rating organizations assign ratings based upon several factors. While most of the factors relate to the rated company, some of the factors relate to the views of the rating organization, general economic conditions and circumstances outside the rated company’s control. Protective Life cannot predict what actions the rating organizations may take, or what actions Protective Life may be required to take in response to the actions of the rating organizations, which could adversely affect Protective Life.

Protective Life’s policy claims fluctuate from period to period, and actual results could differ from its expectations.

        Protective Life’s results may fluctuate from period to period due to fluctuations in policy claims received by Protective Life. Certain of Protective Life’s businesses may experience higher claims if the economy is growing slowly or in recession, or equity markets decline.

        Mortality, morbidity, and casualty expectations incorporate assumptions about many factors, including for example, how a product is distributed, persistency and lapses, and future progress in the fields of health and medicine. Actual mortality, morbidity, and casualty claims could differ from expectations if actual results differ from those assumptions.

Protective Life’s results may be negatively affected should actual experience differ from management’s assumptions and estimates.

        In the conduct of business, Protective Life makes certain assumptions regarding the mortality, persistency, expenses and interest rates, or other factors appropriate to the type of business it expects to experience in future periods. These assumptions are also used to estimate the amounts of deferred policy acquisition costs, policy liabilities and accruals, and various other components of Protective Life’s balance sheet. Protective Life’s actual experience, as well as changes in estimates, is used to prepare Protective Life’s statements of income.

        The calculations Protective Life uses to estimate various components of its balance sheet and statements of income are necessarily complex and involve analyzing and interpreting large quantities of data. Protective Life currently employs various techniques for such calculations and it from time to time will develop and implement more sophisticated administrative systems and procedures capable of facilitating the calculation of more precise estimates.

        Assumptions and estimates involve judgment, and by their nature are imprecise and subject to changes and revision over time. Accordingly, Protective Life’s results may be affected, positively or negatively, from time to time, by actual results differing from assumptions, by changes in estimates, and by changes resulting from implementing more sophisticated administrative systems and procedures that facilitate the calculation of more precise estimates.

The use of reinsurance introduces variability in Protective Life’s statements of income.

        The timing of premium payments to, and receipt of expense allowances from, reinsurers may differ from Protective Life’s receipt of customer premium payments and incurrence of expenses. These timing differences introduce variability in certain components of Protective Life’s statements of income, and may also introduce variability in Protective Life’s quarterly results.

Protective Life could be forced to sell investments at a loss to cover policyholder withdrawals.

        Many of the products offered by Protective Life and its insurance subsidiaries allow policy-holders and contract holders to withdraw their funds under defined circumstances. Protective Life and its insurance subsidiaries manage their liabilities and configure their investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. While Protective Life and its life insurance subsidiaries own a significant amount of liquid assets, a certain portion of their assets are relatively illiquid. If Protective Life or its subsidiaries experience unanticipated withdrawal or surrender activity, Protective Life or its subsidiaries could exhaust their liquid assets and be forced to liquidate other assets, perhaps on unfavorable terms. If Protective Life or its subsidiaries are forced to dispose of assets on unfavorable terms, it could have an adverse effect on Protective Life’s financial condition.

Interest-rate fluctuations could negatively affect Protective Life’s spread income or otherwise impact its business.

        Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies and contracts. Both rising and declining interest rates can negatively affect Protective Life’s spread income. While Protective Life develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not affect such spreads.

        From time to time, Protective Life has participated in securities repurchase transactions that have contributed to Protective Life’s investment income. Such transactions involve some degree of risk that the counterparty may fail to perform its obligations to pay amounts owed and the collateral has insufficient value to satisfy the obligation. No assurance can be given that such transactions will continue to be entered into and contribute to Protective Life’s investment income in the future.

        Changes in interest rates may also impact its business in other ways. Lower interest rates may result in lower sales of certain of Protective Life’s insurance and investment products. In addition, certain of Protective Life’s insurance and investment products guarantee a minimum credited interest rate, and Protective Life could become unable to earn its spread income should interest rates decrease significantly.

        Higher interest rates may create a less favorable environment for the origination of mortgage loans and decrease the investment income Protective Life receives in the form of prepayment fees, make-whole payments, and mortgage participation income. Higher interest rates may also increase the cost of debt and other obligations having floating rate or rate reset provisions and may result in lower sales of variable products.

        Additionally, Protective Life’s asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve) and relationships between risk-adjusted and risk-free interest rates, market liquidity, and other factors. The effectiveness of Protective Life’s asset/liability management programs and procedures may be negatively affected whenever actual results differ from these assumptions.

        In general terms, Protective Life’s results are improved when the yield curve is positively sloped (i.e., when long-term interest rates are higher than short-term interest rates), and will be adversely affected by a flat or negatively sloped curve.

Equity market volatility could negatively impact Protective Life’s business.

        The amount of policy fees received from variable products is affected by the performance of the equity markets, increasing or decreasing as markets rise or fall. Equity market volatility can also affect the profitability of variable products in other ways.

        The amortization of deferred policy acquisition costs relating to variable products and the estimated cost of providing guaranteed minimum death benefits incorporate various assumptions about the overall performance of equity markets over certain time periods. The rate of amortization of deferred policy acquisition costs and the estimated cost of providing guaranteed minimum death benefits could increase if equity market performance is worse than assumed.

A deficiency in Protective Life’s systems could result in over or underpayments of amounts owed to or by Protective Life and/or errors in Protective Life’s critical assumptions or reported financial results.

        The business of insurance necessarily involves the collection and dissemination of large amounts of data using systems operated by Protective Life. Examples of data collected and analyzed include policy information, policy rates, expenses, mortality and morbidity experience. To the extent that data input errors, systems errors, or systems failures are not identified and corrected by Protective Life’s internal controls, the information generated by the systems and used by Protective Life and/or supplied to business partners, policyholders, and others may be incorrect and may result in an overpayment or underpayment of amounts owed to or by Protective Life and/or Protective Life using incorrect assumptions in its business decisions or financial reporting.

        In the second quarter of 2002, Protective Life discovered that the rates payable on certain life insurance policies were incorrectly entered into its reinsurance administrative system in 1991. As a result, Protective Life overpaid to several reinsurance companies the reinsurance premiums related to such policies of approximately $94.6 million over a period of 10 years beginning in 1992. Although the recoverability of amounts overpaid cannot be assured, Protective Life is seeking recovery of the overpayments and has already received refunds from some of the reinsurance companies.

Insurance companies are highly regulated.

        Protective Life and its insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of the insurance business, which may include premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than share owners. From time to time, regulators raise issues during examinations or audits of Protective Life and its insurance subsidiaries that could, if determined adversely, have a material impact on Protective Life, and Protective Life cannot predict whether or when regulatory actions may be taken that could adversely affect Protective Life or its operations.

        Protective Life and its insurance subsidiaries may be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act (ERISA). Severe penalties are imposed for breach of duties under ERISA.

        Certain policies, contracts, and annuities offered by Protective Life and its insurance subsidiaries are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission. The federal securities laws contain regulatory restrictions and criminal, administrative, and private remedial provisions.

        Other types of regulation that could affect Protective Life and its subsidiaries include insurance company investment laws and regulations, state statutory accounting practices, state anti-trust laws, minimum solvency requirements, and – because Protective Life owns and operates real property – state, federal, and local environmental laws. Protective Life cannot predict what form any future changes in these or other areas of regulation affecting the insurance industry might take or what effect, if any, such proposals might have on Protective Life if enacted into law.

Changes to tax law or interpretations of existing tax law could adversely affect Protective Life and its ability to compete with non-insurance products or reduce the demand for certain insurance products.

        Under the Internal Revenue Code of 1986, as amended (the “Code”), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Protective Life’s products a competitive advantage over other non-insurance products. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products or to increase the tax-deferred status of competing products, all life insurance companies, including Protective Life and its subsidiaries, would be adversely affected with respect to their ability to sell such products, and, depending upon grandfathering provisions, would be affected by the surrenders of existing annuity contracts and life insurance policies. For example, changes in laws or regulations could restrict the ability of some companies to purchase certain corporate or bank-owned life insurance products. Additionally, changes in tax law based on recent proposals to reduce or eliminate federal income tax on corporate dividends and to establish new tax advantaged retirement and life savings plans could, if enacted, reduce the tax advantage of investing in certain life insurance or annuity products. In addition, life insurance products are often used to fund estate tax obligations. Legislation has recently been enacted that would, over time, reduce and eventually eliminate the estate tax. If the estate tax is significantly reduced or eliminated, the demand for certain life insurance products could be adversely affected. Additionally, Protective Life is subject to the federal corporation income tax. Protective Life cannot predict what changes to tax law or interpretations of existing tax law could adversely affect Protective Life.

Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments.

        A number of civil jury verdicts have been returned against insurers, broker-dealers, and other providers of financial services involving sales practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive non-economic compensatory damages. In some states, juries, judges, and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards are subject to very limited appellate review. In addition, in some class action and other lawsuits, companies have made material settlement payments. Protective Life, like other financial services companies, in the ordinary course of business is involved in such litigation and arbitration. Protective Life cannot predict the outcome of any such litigation or arbitration.

Protective Life’s ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business.

        Protective Life’s ability to maintain low unit costs is dependent upon the level of new sales and persistency (continuation or renewal) of existing business. A decrease in sales or persistency without a corresponding reduction in expenses may result in higher unit costs.

        Additionally, a decrease in persistency may result in higher or more rapid amortization of deferred policy acquisition costs and thus higher unit costs, and lower reported earnings. Although many of Protective Life’s products contain surrender charges, the charges decrease over time and may not be sufficient to cover the unamortized deferred policy acquisition costs with respect to the insurance policy or annuity contract being surrendered. Some of Protective Life’s products do not contain surrender charge features and such products can be surrendered or exchanged without penalty. A decrease in persistency may also result in higher claims.

Protective Life’s investments are subject to market and credit risks.

        Protective Life’s invested assets and derivative financial instruments are subject to customary risks of credit defaults and changes in market values. The value of Protective Life’s commercial mortgage loan portfolio depends in part on the financial condition of the tenants occupying the properties which Protective Life has financed. Factors that may affect the overall default rate on, and market value of, Protective Life’s invested assets, derivative financial instruments, and mortgage loans include interest rate levels, financial market performance, and general economic conditions as well as particular circumstances affecting the businesses of individual borrowers and tenants.

Protective Life may not realize its anticipated financial results from its acquisitions strategy.

        Protective Life’s acquisitions have increased its earnings in part by allowing Protective Life to enter new markets and to position itself to realize certain operating efficiencies. There can be no assurance, however, that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, or capital to fund acquisitions will continue to be available to Protective Life, or that Protective Life will realize the anticipated financial results from its acquisitions.

        Additionally, in connection with its acquisitions, Protective Life assumes or otherwise becomes responsible for the obligations of policies and other liabilities of other insurers. Any regulatory, legal, financial, or other adverse development affecting the other insurer could also have an adverse effect on Protective Life.

Protective Life is dependent on the performance of others.

        Protective Life’s results may be affected by the performance of others because Protective Life has entered into various arrangements involving other parties. For example, most of Protective Life’s products are sold through independent distribution channels, and variable annuity deposits are invested in funds managed by third parties. Additionally, Protective Life’s operations are dependent on various technologies, some of which are provided and/or maintained by other parties.

        Certain of these other parties may act on behalf of Protective Life or represent Protective Life in various capacities. Consequently, Protective Life may be held responsible for obligations that arise from the acts or omissions of these other parties.

        As with all financial services companies, its ability to conduct business is dependent upon consumer confidence in the industry and its products. Actions of competitors and financial difficulties of other companies in the industry could undermine consumer confidence and adversely affect retention of existing business and future sales of Protective Life’s insurance and investment products.

Our reinsurers could fail to meet assumed obligations, increase rates or be subject to adverse developments that could affect Protective Life.

        Protective Life and its insurance subsidiaries cede material amounts of insurance and transfer related assets to other insurance companies through reinsurance. Protective Life may enter into third-party reinsurance arrangements under which Protective Life will rely on the third party to collect premiums, pay claims, and/or perform customer service functions. However, notwithstanding the transfer of related assets or other issues, Protective Life remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it.

        The cost of reinsurance is, in some cases, reflected in the premium rates charged by Protective Life. Under certain reinsurance agreements, the reinsurer may increase the rate it charges Protective Life for the reinsurance, though Protective Life does not anticipate increases to occur. Therefore, if the cost of reinsurance were to increase or if reinsurance were to become unavailable, or if a reinsurer should fail to meet its obligations, Protective Life could be adversely affected.

        Recently, certain commentators on the insurance industry have speculated that reinsurance might become more costly or less available in the future, which could have a negative effect on Protective Life’s ability to compete.

Computer viruses could affect the data processing systems of Protective Life or its business partners.

        A computer virus could affect the data processing systems of Protective Life or its business partners, destroying valuable data or making it difficult to conduct their business.

Forward-looking statements express expectations of future events and/or results. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties, investors are urged not to place undue reliance on forward-looking statements. In addition, Protective Life undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.